     As filed with the Securities and Exchange Commission on August 5, 1998
                                                      Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ---------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                             SURGE COMPONENTS, INC.
             (Exact Name of Registrant as Specified in its Charter)

           New York                                            11-2602030
(State or other jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                           Identification Number)

          1016 Grand Boulevard, Deer Park, New York         11729
               (Address of principal executive offices)   (Zip Code)

                       1995 Stock Option Plan, as amended
                            (Full Title of the Plan)

                                    Ira Levy
                             Surge Components, Inc.
                              1016 Grand Boulevard
                            Deer Park, New York 11729
                                 (516) 595-1818

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

      A copy of all communications, including communications sent to the agent for service should be sent to:

                             Elliot H. Lutzker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                            New York, N.Y. 10158-0125
                                 (212) 687-3860
                            -------------------------

                                            CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------

  Title of Each Class of      Amount to be           Proposed Maximum         Proposed  Maximum            Amount of
Securities to be Registered    Registered       Offering Price Per Share   Aggregate Offering Price    Registration  Fee
------------------------------------------------------------------------------------------------------------------------
Stock Options                 850,000 (1)               $    --                 $        --                      (2)
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value       163,000 (3)(4)            $  1.25(5)              $   203,750                  $60.11
$.001 per share
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value       100,000 (3)(4)            $  1.53(5)              $   153,000                  $45.14
$.001 per share
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value        35,000 (3)(4)            $  3.20(5)              $   112,000                  $33.04
$.001 per share
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value       546,000 (4)(6)            $  1.72(7)              $   939,120                 $277.04
$.001 per share
------------------------------------------------------------------------------------------------------------------------
Common stock, par value         6,000 (8)               $  1.25(5)              $     7,500                   $2.21
$.001 per share
------------------------------------------------------------------------------------------------------------------------
    Total                     850,000                                           $ 1,415,370                $ 417.54 (9)
========================================================================================================================

(1) Represents options granted or to be granted pursuant to the 1995 Stock Option Plan, as amended (the "1995 Plan") of Surge Components, Inc. (the "Registrant"). Each option entitles the holder thereof to purchase one share of Common Stock, $.001 par value (the "Common Stock"), of the Registrant.

(2)      No registration fee is required pursuant to Rule 457(h)(2).

(3) Shares issuable upon exercise of options previously granted pursuant to the 1995 Plan.

(4) Pursuant to Rule 416, includes an indeterminable number of shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of the 1995 Plan and the options granted or to be granted.

(5) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) based upon the per share exercise price.

(6) Shares issuable upon exercise of options available for grant under the 1995 Plan.

(7) Calculated solely for the purposes of determining the registration fee pursuant to Rule 457(c) based on the closing sale price of the Common Stock on the Nasdaq SmallCap Market on July 31, 1998.

(8) Shares issued upon exercise of options previously granted pursuant to the 1995 Plan.

(9)      The registration fee of $417.54 is submitted herewith.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents By Reference.

         The Registrant's Annual Report on Form 10-KSB for the fiscal year ended November 30, 1997, Quarterly Report on Form 10-QSB for the quarter ended May 31, 1998; the description of the Company's Common Stock contained in the Company's Registration Statement on form 8-A (file No. 001-14188) filed pursuant to
Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such information, and the Company's Proxy Statement on
Schedule 14a filed on June 4, 1998 with the Securities and Exchange Commission (the "Commission") by Surge Components, Inc., a New York corporation (the "Registrant"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), incorporated by reference in this registration statement.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         None.

Item 6.  Indemnification of Directors and Officers.

         Under Section 722 of the New York Business Corporation Law ("NYBCL"), directors and officers may be indemnified against judgments, fines and amounts paid in settlement and reasonable expenses (including attorneys' fees), actually and necessarily incurred as a result of specified actions or proceedings (including appeals), whether civil or criminal (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and for a purpose which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by them in connection with the defense or settlement of such an action (including appeals), except in respect of a (1) threatened action, or pending action which is settled or otherwise disposed of and (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent a court of competent jurisdiction deems proper.

         The Company maintains insurance, at its expense, to reimburse itself and directors and officers of the Company and of its direct and indirect subsidiaries against any expense, liability or loss arising out of indemnification claims against directors and officers and to the extent otherwise permitted under the NYBCL.

         In accordance with Section 402(b) of the NYBCL, Article EIGHTH of the Company's Certificate of Incorporation, as amended, eliminates the personal liability of the Company's directors to the Company or its shareholders for monetary damages for breach of their fiduciary duties as directors, with certain limited exceptions set forth in said Section 402(b).

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE REGISTRANT

PURSUANT TO THE FOREGOING PROVISIONS, OR OTHERWISE, THE REGISTRANT HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS, THEREFORE, UNENFORCEABLE.

Item 7.  Exemption From Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         Exhibit No.       Description of Exhibit
         -----------       ----------------------

         4.1 Surge Components, Inc. 1995 Stock Option Plan(1), and *Amendment (the "1995 Plan").

         5.1                   Opinion of Snow Becker Krauss P.C.*

         23.1 Consent of Snow Becker Krauss P.C.* (included in Exhibit 5.1 hereto).

         23.2                  Consent of Seligson & Giannattasio, LLP.*

         24.1 Powers of Attorney (included on the signature* page of this Registration Statement).

(1) Incorporated by reference from the Company's Registration Statement on Form SB-2 (No. 333-630 NY) declared effective by the Securities and Exchange Commission on July 31, 1996.

*        Filed herewith.

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes that it will:

                           (1) File, during any period in which offers or sales
are being made, a post-effective amendment to this Registration Statement to:

                               (i) Include any prospectus required by Section 10
(a) (3) of the Securities Act of 1933;

                               (ii) Reflect in the prospectus any facts or
events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                               (iii) Include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                           (2) For the purpose of determining any liability
under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                           (3) Remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 4th day of August, 1998.

                                                 SURGE COMPONENTS, INC.


                                                 By: /s/ Ira Levy
                                                     --------------------------
                                                     Ira Levy, President


                               POWERS OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ira Levy as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons, in the capacities indicated, on August 4, 1998.


/s/ Ira Levy                                         /s/ David Siegel
--------------------------------------               --------------------------
Ira Levy,                                            David Siegel, Chairman of
President (Principal Executive Officer)              the Board
and Director


/s/ Steven J. Lubman                                 /s/ Mark Siegel
--------------------------------------               --------------------------
Steven J. Lubman, Vice President,                    Mark Siegel, Director
Principal Financial Officer, Secretary
and Director

PROSPECTUS
                             SURGE COMPONENTS, INC.
                                 850,000 SHARES

         This Prospectus has been prepared by Surge Components, Inc., a New York corporation (the "Company"), for use upon resale of shares of the Company's common stock, par value $.001 per share (the "Common Stock"), by certain officers and directors of the Company who may be considered "affiliates" (as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) of the Company and certain other individuals named herein (collectively, the "Selling Stockholders") who have acquired or may acquire Common Stock upon exercise of options ("Options") granted or to be granted under the Surge Components, Inc. 1995 Stock Option Plan, as amended (the "1995 Plan") to purchase an aggregate of 850,000 shares of Common Stock (the "Shares") . The maximum number of Shares which may be offered or sold hereunder is subject to adjustment in the event of stock splits or dividends, recapitalizations and other similar changes affecting the Common Stock.

         The shares of Common Stock offered hereby may be sold or transferred for value by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders, in one or more transactions, from time to time directly to purchasers, or through broker-dealers who may receive compensation in the form of commissions or discounts from the Selling Stockholders or purchasers. Sales of shares of Common Stock may be effected by broker-dealers in ordinary brokerage transactions or block transactions on the Nasdaq SmallCap Market or Boston Stock Exchange (or any successor stock exchange) through sales to one or more dealers who may resell as principals, in privately negotiated transactions or otherwise, at the market price prevailing at the time of sale, a price related to such prevailing market price or at a negotiated price. Usual and customary or specifically negotiated brokerage fees may be paid by the Selling Stockholders in connection therewith. To the Company's knowledge, none of the Selling Stockholders has entered into any underwriting arrangements for the sale of the shares of Common Stock offered hereby. See "Plan of Distribution."

         The Common Stock is quoted on the Nasdaq SmallCap Market under the symbol "SRGE" and on the Boston Stock Exchange under the symbol "SRG".

         The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders, however, will receive the proceeds from the exercise of the Options.

                             ----------------------

         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN RISKS REGARDING AN INVESTMENT IN THE COMPANY, SEE "RISK FACTORS" COMMENCING ON PAGE 7.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION. NOR HAS THE COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                             ----------------------

         The Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act and any profits realized by them may be deemed to be underwriting commissions. Any broker-dealers that participate in the distribution of shares of Common Stock also may be deemed to be "underwriters", as defined in the Securities Act, and any commissions or discounts paid to them, or any profits realized by them upon the resale of any securities purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act. The sale of the shares of Common Stock by the Selling Stockholders is subject to the prospectus delivery and other requirements of the Securities Act.
                 The date of this Prospectus is August 6, 1998.

         All costs, expenses and fees in connection with the registration of the shares of Common Stock offered by the Selling Stockholders will be borne by the Company. The Selling Stockholders are responsible for the payment of brokerage commissions and discounts incurred in connection with the sale of their shares of Common Stock.

         No person is authorized to give any information or to make any representations other than those contained in this Prospectus in connection with any offer to sell or sale of the securities to which this Prospectus relates, and if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the facts herein set forth since the date hereof. This Prospectus does not constitute an offer to sell to or a solicitation of any offer to buy from any person in any state in which any such offer or solicitation would be unlawful.

                        CAUTIONARY STATEMENT FOR PURPOSES
                     OF THE "SAFE HARBOR" PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         THIS DOCUMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE STATEMENTS THAT ESTIMATE THE HAPPENING OF FUTURE EVENTS, ARE NOT BASED ON HISTORICAL FACT AND ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY", "WILL", "EXPECT" "ESTIMATE", "ANTICIPATE", "PROBABLE", "CONTINUE", OR SIMILAR TERMS, VARIATIONS OF THOSE TERMS OR THE NEGATIVE OF THOSE TERMS. THE "RISK FACTORS" SET FORTH IN THIS DOCUMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT HAVE BEEN COMPILED BY MANAGEMENT OF THE COMPANY ON THE BASIS OF ASSUMPTIONS MADE BY MANAGEMENT AND CONSIDERED BY MANAGEMENT TO BE REASONABLE. FUTURE OPERATING RESULTS OF THE COMPANY, HOWEVER, ARE IMPOSSIBLE TO PREDICT AND NO REPRESENTATION, GUARANTY, OR WARRANTY IS TO BE INFERRED FROM THOSE FORWARD-LOOKING STATEMENTS. THEREFORE, PROSPECTIVE PURCHASERS OF SHARES OF COMMON STOCK ARE URGED TO CONSULT WITH THEIR ADVISORS (THE OPINIONS OF WHICH MAY DIFFER FROM THOSE SPECIFIED IN THOSE FORWARD-LOOKING STATEMENTS) WITH RESPECT TO THOSE ASSUMPTIONS OR HYPOTHESES.

         THE ASSUMPTIONS USED FOR PURPOSES OF THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, REPRESENT ESTIMATES OF FUTURE EVENTS AND ARE SUBJECT TO UNCERTAINTY AS TO POSSIBLE CHANGES IN ECONOMIC, LEGISLATIVE, INDUSTRY, AND OTHER CIRCUMSTANCES. AS A RESULT, THE IDENTIFICATION AND INTERPRETATION OF DATA AND OTHER INFORMATION AND THEIR USE IN DEVELOPING AND SELECTING ASSUMPTIONS FROM AND AMONG REASONABLE ALTERNATIVES REQUIRE THE EXERCISE OF JUDGMENT. TO THE EXTENT THAT THE ASSUMED EVENTS DO NOT OCCUR, THE OUTCOME MAY VARY SUBSTANTIALLY FROM ANTICIPATED OR PROJECTED RESULTS, AND ACCORDINGLY, NO OPINION IS EXPRESSED ON THE ACHIEVABILITY OF THOSE FORWARD-LOOKING STATEMENTS, INCLUDING THOSE REVENUE PROJECTIONS.

         THESE FORWARD-LOOKING STATEMENTS HAVE BEEN COMPILED AS OF THE DATE OF THIS DOCUMENT OR THE DATE OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, AS THE CASE MAY BE, AND SHOULD BE EVALUATED WITH CONSIDERATION OF ANY CHANGES OCCURRING AFTER THE DATE HEREOF OR THEREOF. NO ASSURANCE CAN BE GIVEN THAT ANY OF THE ASSUMPTIONS RELATING TO THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS DOCUMENT OR IN ANY DOCUMENT INCORPORATED HEREIN BY REFERENCE, ARE ACCURATE OR THAT THEY WILL PROVE TO BE APPLICABLE TO A PARTICULAR PURCHASER OF THE SHARES OF COMMON STOCK. IT IS THE RESPONSIBILITY OF THE PURCHASERS OF THE COMMON STOCK AND THEIR ADVISORS TO REVIEW THOSE FORWARD-LOOKING STATEMENTS, INCLUDING THOSE REVENUE PROJECTIONS, TO CONSIDER THE ASSUMPTIONS ON WHICH THOSE FORWARD-LOOKING STATEMENTS ARE BASED AND TO ASCERTAIN THEIR REASONABLENESS.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60611. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Copies of such material may be obtained, at prescribed rates, by writing to the Commission, Public Reference Room, 450 Fifth Street, N.W. Washington, D.C. 20549. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. The Common Stock is listed on the Nasdaq Smallcap Market, and Boston Stock Exchange.

         A registration statement on Form S-8 with respect to the Shares (the "Registration Statement") has been filed with the Commission under the Securities Act. This Prospectus constitutes the Prospectus of the Company that is filed with such Registration Statement with respect to the sale of the Shares by the Selling Stockholders. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement and reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-KSB for the fiscal year ended November 30, 1997 ("Form 10-K"), Quarterly Report on Form 10-QSB for the quarter ended May 31, 1998 ("Form 10-QSB"); the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 001-14188) filed pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such information; and Proxy Statement on Schedule 14a filed on June 4, 1998.

         All documents subsequently filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein modifies or supersedes such statement; and any statement contained herein shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information, unless such exhibits are specifically incorporated by reference into the information which this Prospectus incorporates). Written requests for copies of such information should be directed to the Company at 1016 Grand Boulevard, Deer Park, New York, 11729, Attention: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (516) 595-1818.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, financial statements and the notes thereto appearing elsewhere in, or incorporated by reference into, this Prospectus.

                                   The Company

         Surge Components, Inc. ("Surge" or the "Company") is a supplier of electronic products and components. These products include capacitors, which are electrical energy storage devices and discrete components, such as semiconductor rectifiers, transistors and diodes, which are single function low power semiconductor products that are packaged alone as compared to integrated circuits such as microprocessors. The Company's products are typically utilized in the electronic circuitry of diverse products, including, but not limited to, automobiles, cellular telephones, computers, consumer electronics, garage door openers, household appliances, power supplies and smoke detectors. The Company's products are sold to both original equipment manufacturers ("OEMs") who incorporate them into their products and to distributors of Surge's product lines.

         Surge's products are manufactured predominantly in Asia by approximately 20 independent manufacturers. The Company does not have any written long-term supply, distribution or franchise agreements with it distributors. The Company acts as the exclusive sales agent through independent sales representative organizations in North America for many of its manufacturers pursuant to oral agreements. Through the Company's wholly-owned subsidiary, Challenge/Surge, Inc., the Company also engages in the broker distribution business. In such business, Challenge purchases name brand electronic components and products, typically from domestic manufacturers and authorized distributors to fill specific customer orders. Challenge purchases such components and products in the open market on the best available terms and generally does not keep inventories. Although it expects to maintain inventories if it is able to obtain product rights to certain brand name product lines. Challenge operates as a separate entity and has certain sales representatives of its own, but generally shares management and facilities with the Company.

         The Company's products are marketed by independent sales representative organizations with which the Company has exclusive written agreements for the sale of its products to both end users and authorized distributors. Sales representatives market the Company's products to their customers. The sales representatives sell other companies' products, but are prohibited from selling competitive products.

         In 1982, the Company commenced operations as a distributor of passive electronic components, such as capacitors, which were purchased domestically and sold principally to OEMs, and to a lesser extent, to other distributors. The Company began marketing its own brand of ceramic capacitors in the United States in 1983 and shortly thereafter introduced a broad line of capacitor products under the "Surge" private label. Based on Management's experience, the Company believes that these capacitor product types are among the more popularly used items in electronic circuitry.

         The Company supplies a wide variety of electronic components bearing the Company's private "Surge" label which can be broadly divided into two categories--capacitors and discrete components. For the fiscal years ended November 30, 1996 ("Fiscal 1996") and November 30, 1997 ("Fiscal 1997"), capacitors accounted for approximately 83% and 75%, respectively, of the Company's sales while discrete components accounted for approximately 17% and 25%, respectively. The Company does not claim its reputation is based on name recognition. As the Company intensifies its marketing efforts, the Company will continue to attempt to increase its market share for its various products. The Company's business strategy is to offer one-stop shopping for its customers' needs by promoting both capacitors and discrete components to the same customers. Management believes that the Company's reputation is based on its history of providing high quality products at competitive prices, as well as its providing "creative services" normally available only from companies with much greater resources. These creative services which are currently available from the Company include factory to factory shipments and just-in-time deliveries.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
          The Company was incorporated on November 24, 1981 in the State of New York. The Company's executive offices are located at 1016 Grand Boulevard, Deer Park, New York, 11729, and the telephone number is (516) 595-1818.

                                  The Offering
                                  ------------

Securities Offered........................ 850,000 shares of Common Stock acquired or which may be acquired by
                                           the Selling Stockholders upon
                                           exercise of options granted or to be
                                           granted pursuant to the 1995 Plan
                                           including 6,000 shares issued upon
                                           exercise of options previously
                                           granted. See "Selling Stockholders"
                                           and "Plan of Distribution".

Common Stock Outstanding (1).............. 4,829,958 shares of Common Stock.

Risk Factors.............................. The Securities offered hereby involve a high degree of risk. Only investors
                                           who can bear the loss of their entire
                                           investment should invest. See "Risk
                                           Factors".

Nasdaq SmallCap Market Symbol............. SRGE

Boston Stock Exchange Symbol.............. SRG

----------------

         (1) As of July 31, 1998. Excludes an aggregate of 844,000 shares of Common Stock consisting of 298,000 shares of Common Stock reserved for issuance upon the exercise of options granted and an additional 546,000 available for grant under the 1995 Plan.

--------------------------------------------------------------------------------

                                  RISK FACTORS

         An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following risk factors should be considered carefully. In addition to the other information in this Prospectus before purchasing the Common Stock offered by this Prospectus.

The securities offered hereby are speculative and involve a high degree of risk and should not be purchased by persons who cannot afford the loss of their entire investment. Prospective investors should carefully consider the following risk factors, as well as all other information set forth elsewhere in this Prospectus.

         This Prospectus contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus including, but not limited to, the timely introduction and acceptance of new products by the Company, the impact of competitive products and pricing, market conditions in the electronics industry and the Company's ability to manage its growth.

         Absence of Substantial Historical Profitability; and Future Operating Results. The Company achieved increasing levels of sales during the last several years prior to a decrease in sales from $4,619,856 in the six-month period ended May 31, 1997 ("Fiscal 1997 Period") to $4,255,124 in the six-month period ended May 31, 1998 ("Fiscal 1998 Period"). Further, net income for the fiscal year ended November 30, 1997 ("Fiscal 1997") was only $75,350 and the Company incurred a net loss of $124,369 for the Fiscal 1998 Period as compared with net income of $1,339 in the Fiscal 1997 Period. Inasmuch as the Company will continue to have a high level of operating expenses, and is required to make significant up-front expenditures in connection with the continuing expansion of its operations the Company's future profitability will depend upon corresponding increases in revenues from operations which have not occurred.

         The electronics and semiconductor industries have been characterized by intense price cutting which could materially adversely affect the Company's future operating results. Given the Company's limited financial resources, its anticipated expenses and the highly competitive environment in which the Company operates, there can be no assurance that the Company's current rate of revenue growth will continue in the future or that the Company's future operations will remain profitable.

         Lack of Written Long-Term Supply Contracts with Manufacturers and Dependence on Three Suppliers. The Company does not have any written long-term supply, distribution or franchise agreements with any of its manufacturers. The Company acts as the exclusive sales agent in North America for many of its manufacturers, pursuant to oral agreements. While the Company believes that it has established close working relationships with its principal manufacturers, the Company's success depends, in large part, on maintaining these relationships and developing new supplier relationships for its existing and future product lines. Because of the lack of long-term contracts, there can be no assurance that the Company will be able to maintain these relationships. For Fiscal 1997, two suppliers and for 1996, three suppliers, respectively, each accounted for in excess of 10% of the Company's net purchases. Purchases from these two suppliers in Fiscal 1997 were $1,376,457 and $1,034,783 or 18.1% and 13.6% of total purchases, respectively. During Fiscal 1996 purchases from these three suppliers were $1,154,262, $1,085,932 and $794,267, or 18%, 17% and 13%, respectively, of the Company's total purchases. While the Company believes that there are alternative semiconductor and capacitor manufacturers whose replacement products may be acceptable to its customers, the loss of, or a significant disruption in the relationship with, one or both of the Company's two major suppliers would most likely have a material adverse effect on the Company's business and results of operations.

         Need to Maintain Large Inventory; Price Fluctuations. In order to adequately service its customers, the Company believes that it is necessary to maintain a large inventory of its products. Accordingly, the Company attempts to maintain a [three to four] month inventory of those products it offers which are in high demand. As a result of the Company's strategic inventory purchasing policies, under which the Company, in order to obtain preferential pricing, waives the rights to manufacturers' inventory protection agreements (including price protection and inventory return rights), the Company bears the risk of increases in the prices charged by its manufacturers and decreases in the prices of products held in its inventory or covered by purchase commitments. If prices of components held in inventory by the Company decline or if new technology is developed that displaces products sold by the Company and held in inventory, the Company's business could be materially adversely affected.

         Dependence on Certain Customers. For Fiscal 1996 approximately 13.2% of the Company's net sales were derived from sales to the Company's only customer which accounted for in excess of 10% of the Company's revenues. During Fiscal 1997 two new customers accounted for approximately 16.8% and 13.1% of the Company's net sales. Although the Company's customer base has increased, the loss of its largest customers as well as, to a lesser extent, the loss of any other principal customer, would be expected to have a materially adverse effect on the Company's operations during the short-term until the Company is able to generate replacement business, although there can be no assurance of obtaining such replacement business.

         Competition. The Company faces intense competition, in both its selling efforts and purchasing efforts, from the significant number of companies that manufacture or distribute electronic components and semiconductors. Many of these companies are well established with substantial expertise, and possess substantially greater assets and possess substantially greater financial, marketing, personnel, and other resources than does the Company. Many larger competing suppliers also carry product lines which the Company does not carry. Generally, large semiconductor manufacturers and distributors do not focus their direct selling efforts on small to medium sized OEMs and distributors, which constitute the majority of the Company's customers. As the Company's customers increase in size, however, competitors may find it cost effective to focus direct selling efforts on those customers, which could result in increased competition, the loss of customers or pressure on profit margins for the Company. There can be no assurance that the Company will be able to continue to compete effectively with existing or potential competitors.

         Availability of Components. The semiconductor component business has, from time to time, experienced periods of extreme shortages in product supply, generally as the result of demand exceeding available supply. When these shortages occur, suppliers tend to either increase prices or reduce the number of units sold to customers. While the Company believes that, due to the depth of its inventory and its relationship with its manufacturers, it has not been adversely affected by recent shortages in certain discrete semiconductor components, no assurance can be given that future shortages will not adversely impact the Company.

         Proposed Expansion. The Company is currently expanding its current level of operations through the opening of additional sales/stocking offices, the expansion of its headquarters office and warehouse facility and an increase in inventories. The Company believes that it has sufficient funds to carry out its planned expansion, although there can be no assurance it will be able to do so. While the Company has grown during the last several years, there can be no assurance that the Company will be able to further expand its operations successfully. Expansion of the Company's operations will depend on, among other things, the continued growth of the electronics and semiconductor industries, the Company's ability to withstand intense price competition, its ability to obtain new clients, retain sales and other personnel in order to expand its marketing capabilities, secure adequate sources of products which are then in demand on commercially reasonable terms, successfully manage growth (including monitoring an expanded level of operations and controlling costs) and the availability of adequate financing.

         The Company may also seek to expand its operations through potential acquisitions. The Company may acquire all or a portion of existing companies in businesses which the Company believes are compatible with its business including, but not limited to, competitors of the Company. Any decision to make an acquisition will be based upon a variety of factors, including, among others, the purchase price and other financial terms of the transaction, the business prospects and the extent to which any acquisition would enhance the Company's prospects. To the extent that the Company may, depending upon the opportunities available to it, finance an acquisition with a combination of cash and equity securities, any such issuance of equity securities could result in dilution to the interests of the Company's shareholders. Additionally, to the extent that the Company, or the acquisition or merger candidate itself, issues debt securities in connection with an acquisition, the Company may be subject to risks associated with incurring indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest. The Company is not currently engaged in identifying any potential acquisition and has no plans, agreements, understandings or arrangements for any acquisitions. There can be no assurance that the Company will be able to successfully consummate any acquisition or successfully integrate into its business any acquired business or portion thereof.

         Product Mix; Profit Margins. The Company's gross profit margins in 1997 decreased by 3.4 percentage points from 1996 as a result of increased competition in the electronics industry. The unavailability of products at favorable prices and the inability of the Company to continue its favorable sales mix, could adversely impact sales and gross profit margins. The electronics industry has historically been cyclical and has experienced periodic downturns, as well as price cutting trends. The semiconductor industry is experiencing a decline reflecting a slowdown in personal computer sales and rapidly falling prices for memory chips. These factors are difficult to predict and as the electronics industry is currently experiencing price cutting, the Company's future performance, particularly its profit margin, may be adversely affected.

         Possible Need for Additional Financing. The Company intends to expand its facilities over the next several years in order to achieve and maintain the growth expected primarily through the increased penetration of the OEM and distribution market, the introduction of new products and the upgrade of existing product lines. In order to effect this expansion, the Company is expending funds toward the expansion of office and warehouse space at its current facilities in addition to establishing additional sales/stocking facilities in other strategic locations. The Company is renovating the office facilities to allow for expansion of the sales department, clerical, finance and purchasing departments. The Company believes the new working environment will lead to greater productivity. Additionally, the renovations include additional space for test labs, which will allow the Company to provide customers with prompt information regarding the specifications of its products and additional sales staff expected to manage the Company's sales growth.

         In addition to the costs associated with the expansion of the Company's facilities, the Company expects to continue to incur significant operating costs. These costs consist principally of payroll, marketing and facilities related charges. Upon the updating of its current facilities and the opening of new facilities, facilities related charges are expected to rise dramatically. Staffing requirements for any new facilities may substantially increase payroll related costs. The future profitability of the Company will therefore depend on increased future sales levels. In that regard the Company does not plan on opening new facilities unless demand warrants such opening. In the event that future sales levels do not increase or in the event that the Company is unable to obtain such additional financing as it becomes necessary, the Company will not be able to achieve all of its business plans. Any inability to obtain additional financing could have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail its planned expansion.

         Foreign Trade Regulation. Approximately 49% of the total goods purchased by the Company in 1997 were manufactured in foreign countries, with the majority purchased in Taiwan (24.2%), China (18.7%), South Korea (3.6%), India (1.4%) and Hong Kong (1.2%). The purchase of goods manufactured in foreign countries, such as the foregoing, is subject to a number of risks, including economic disruptions, transportation delays and interruptions, foreign exchange rate fluctuations, imposition of tariffs and import and export controls and changes in governmental policies, any of which could have a materially adverse effect on the Company's business and results of operations. In addition, the current economic conditions in Southeast Asia may severely impact the Company's business. Potential Concerns may include drastic devaluation of currencies, loss of supplies and increased competition within the region.

         The ability to remain competitive with respect to the pricing of imported components could be adversely affected by increases in tariffs or duties, changes in trade treaties, strikes in air or sea transportation, and possible future United States legislation with respect to pricing and import quotas on products from foreign countries. For example, it is possible that political or economic developments in China, or with respect to the United States' relationship with China, could have an adverse effect on the Company's business. The Company's ability to remain competitive could also be affected by other governmental actions related to, among other things, anti-dumping legislation and international currency fluctuations. While the Company does not believe that any of these factors have adversely impacted its business in the past, there can be no assurance that these factors will not materially adversely affect the Company in the future.

         Electronics Industry Cyclicality. The electronics industry has been affected historically by general economic downturns, which have had an adverse economic effect upon manufacturers and end-users of capacitors and semiconductors. In addition, the life-cycle of existing electronic products and the timing of new product developments and introductions can affect demand for semiconductor components. Any downturns in the electronics distribution industry could adversely affect the Company's business and results of operations.

         Lack of Patents, Trademarks and Proprietary Information. The Company holds no patents and has no trademarks or copyrights registered in the United States Patent and Trademark Office or in any state. The Company relies on the know-how, experience and capabilities of its management personnel. Without trademark and copyright protection, however, the Company has no protection from other parties attempting to offer similar services.

         Although the Company believes that its products do not and will not infringe patents or trademarks, or violate proprietary rights of others, it is possible that infringement of existing or future patents, trademarks or proprietary rights of others may occur. In the event the Company's products infringe proprietary rights of others, the Company may be required to modify the design of its products, change the name of its products and/or obtain a license. There can be no assurance that the Company will be able to do so in a timely manner, upon acceptable terms and conditions or at all. The failure to do any of the foregoing could have a material adverse effect upon the Company or its operations. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. Moreover, if the Company's products infringe patents, trademarks or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which also could have a material adverse effect on the Company.

         Control by Management and Current Shareholders. As of May 20, 1998, Management of the Company beneficially owned 701,887 Common Shares, or approximately 14% of the then issued and outstanding Common Shares. In view of the Shareholder Rights Protection Plan described below, the Company's present Management may be able to effectively control the Company, elect all of the Company's directors, increase the authorized capital, dissolve, merge or sell all of the assets of the Company, and generally direct the affairs of the Company. Ira H. Levy and Steven J. Lubman, President and Vice President, respectively, entered into a stock purchase agreement pursuant to which each agreed to vote their shares, for as long as the other party continues to own voting shares of the Company, in such manner as to elect each of them as a director of the Company.

         Dependence Upon Key Personnel. The Company is highly dependent upon the services of Ira Levy, and Steven J. Lubman. The success of the Company, to date, has been largely dependent upon the efforts and abilities of Messrs. Levy and Lubman, and the loss of either of their services for any reason could have a material adverse effect upon the Company. In addition, the Company's work force includes executives and employees with significant knowledge and experience in the electronics distribution industry. The Company's future success will be strongly influenced by its ability to continue to recruit, train and retain a skilled work force. While the Company believes that it would be able to locate suitable replacements for its executives or other personnel if their services were lost to the Company, there can be no assurance that the Company would be able to do so on terms acceptable to the Company.

         On February 1, 1996, the Company entered into five-year employment agreements with Messrs. Levy and Lubman commencing on July 31, 1996. Nevertheless, should either of their services become unavailable for any reason, the location and hiring of a suitable replacement for Mr. Levy and/or Mr. Lubman could be very difficult. The Company has purchased key-man life insurance policies on Mr. Levy and Mr. Lubman with benefits of $1,000,000 payable to the Company in the event of each person's death. The benefits received under these policies might not be sufficient to compensate the Company for the loss of Mr. Levy's or Mr. Lubman's services should a suitable replacement not be employed.

         Risk of Loss of Uninsured Cash Balances. The Company maintains its cash balances in several financial institutions. Accounts at each financial institution are secured by the FDIC for up to $100,000. Uninsured balances at November 30, 1997 were approximately $1,190,696 which could be lost if any of these banks fail.

         No Dividends. The Company does not intend, for the foreseeable future, to declare or pay any dividends and intends to retain earnings, if any, for the future operation and expansion of the Company's business.

         Shares Eligible for Future Sale. The Company as of July 31, 1998, had 4,829,958 Common Shares outstanding. Of the Common Shares issued and outstanding, an aggregate of 4,123,393 Common Shares consisting of the 1,725,000 Common Shares sold in the July 1996 Public Offering, the 1,215,060 Common Shares and 850,000 Units privately sold to Selling Securityholders which were separately registered and 333,333 Common Shares sold in the Company's initial public offering, which closed in September of 1984 are freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act ("Rule 144"). The remaining 706,565 Common Shares are "restricted securities," as that term is defined under Rule 144, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144. All of such shares are currently eligible for sale under Rule 144(k).

         No prediction can be made as to the effect, if any, that market sales of Common Shares or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Shares may be sold in the public market may adversely affect prevailing market prices for the Common Shares and could impair the Company's ability to raise capital through the sale of its equity securities.

         Effect of Outstanding Warrants and Options. Commencing on August 1, 1998, all of the Company's Class A Common Stock Purchase Warrants (the "Warrants") became exercisable. The exercise of the Warrants and the Underwriters's Warrants (from its July 1996 Public Offering) (and the Warrants included therein) may adversely affect prevailing market prices for the Common Shares and may dilute the interests of existing shareholders. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of such outstanding securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Warrants and the Underwriters's Warrants. The Company has granted certain demand and "piggy-back" registration rights to the Underwriters with respect to the securities issuable upon exercise of the Underwriters's Warrants.

         Blank Check Preferred Stock, "Poison Pill" and Control of Company. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered without further shareholder approval, but subject to the Representative's prior written consent during the next two years, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Shares. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no current intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

         On June 30, 1997, the Board of Directors of the Company unanimously adopted a Shareholder Rights Protection Plan, commonly referred to as a poison pill (the "Plan"). The Plan is not intended to prevent a tender offer or proxy contest to take-over the Company, but rather to prevent a party from gaining control in the open market at currently less than fair prices.

         Under the Plan, each shareholder of record on July 10, 1997 (the "Record Date"), except someone who becomes a 20% shareholder, will receive two common share purchase rights (each, a "Right") for each Common Share held on the Record Date. Each Right entitles the holder to purchase one Common Share, at $.01 per share, in the event a person acquires 20% or more of the Company's outstanding shares other than through a tender offer, proxy contest or other exempt transactions, where shareholders enjoy statutory safeguards. Unless a person limits his holdings to less than 20% or is prepared to pay fair value to all shareholders, the Plan will deter someone from acquiring 20% or more of the Common Share at very low prices. The Board may redeem the Rights prior to an event occurring under the Plan.

         Penny Stock Regulation. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this Offering may find it more difficult to sell their securities.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares. However, the Company expects to use the proceeds from the exercise of the Options to purchase such Shares for working capital and other general corporate purposes.


                              SELLING STOCKHOLDERS

         The shares of Common Stock to which this Prospectus relates are being registered for reoffers and resales by the Selling Stockholders who have acquired or may acquire such Shares pursuant to the exercise of Options. The Selling Stockholders named below may resell all, a portion or none of such Shares from time to time.

         Participants under the Plans who are deemed to be "affiliates" of the Company who may acquire Common Stock under the Plans may be added to the Selling Stockholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act of 1933. An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with," the Company.

         The table below sets forth with respect to each Selling Stockholder, based upon information available to the Company as of July 31, 1998, the number of shares of Common Stock beneficially owned before and after the sale of the shares offered hereby, the number of shares to be sold, and the percent of the outstanding shares of Common Stock owned before and after the sale of the Common Stock offered hereby.

                                                                                            Number of         Percentage
                            Number of Shares       Percentage of                           Shares Bene-       of Shares
                            Beneficially           Shares Owned          Number of          ficially            Owned
                            Owned                  Before                Shares to be         Owned             After
Selling Stockholders(4)     Before Reoffer(1)      Reoffer(2)            Reoffered(3)     After Reoffer       Reoffer (2)
--------------------        -----------------      ----------            ------------     -------------       -----------
Phyllis Van Capelle             2000 (5)               *                     2000              *                    *

Alison McSweeney                2000 (5)               *                     2000              *                    *

Warren Buehler                  5000 (6)               *                     5000              *                    *

Marie Chimirri                  5000(6)                *                     5000              *                    *


                                                                                            Number of         Percentage
                            Number of Shares       Percentage of                           Shares Bene-       of Shares
                            Beneficially           Shares Owned          Number of          ficially            Owned
                            Owned                  Before                Shares to be         Owned             After
Selling Stockholders(4)     Before Reoffer(1)      Reoffer(2)            Reoffered(3)     After Reoffer       Reoffer (2)
--------------------        -----------------      ----------            ------------     -------------       -----------

Lorraine Hack                   5000(6)                *                    5,000              *                    *

Eric Steier                   20,000(7)                *                   20,000              *                    *

Dale Tracy                    20,000(7)                *                   20,000              *                    *

Shana Maruca                  20,000(7)                *                   20,000              *                    *

Tsung-Ming Chen               20,000(7)                *                   20,000              *                    *

Linda Chen                      5000(8)                *                    5,000              *                    *

Belinda Lin                     5000(8)                *                    5,000              *                    *

Palymra Lin                     5000(8)                *                    5,000              *                    *

Sandy Sussman                 10,000(9)                *                   10,000              *                    *

T.C. Wu                       10,000(9)                *                   10,000              *                    *

Ira Levy                     330,000(10)              6.7%                 75,000           255,000                5.3%

Steven J. Lubman             330,000(10)              6.7%                 75,000           255,000                5.3%

Mark Siegel                   31,887(11)               *                   10,000            21,887                 *

David Siegel                  10,000(11)               *                   10,000              *                    *


-----------------------

*      Represents less than 1% of the issued and outstanding Common Stock.

(1) Unless indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of the Company Common Stock beneficially owned by them. For purposes of this table, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person, but is not deemed to be outstanding for the purpose of computing the percentage of any other person.

(2)    Based on 4,829,958 shares of Common Stock outstanding as of July 31,
       1998.

(3) Does not include shares that may be acquired by the individuals listed upon exercise of options which subsequently may be granted pursuant to the 1995 Plan which shares (if any) will be added to the number of shares listed by one or more supplements to this Prospectus. Furthermore, the inclusion in this Prospectus of the stated number of shares does not constitute a commitment to sell any or all of such shares. The number of shares offered shall be determined from time to time by each Selling Stockholder at his or her sole discretion.

(4) This person's address is c/o the Company, 1016 Grand Boulevard, Deer Park, New York 11729.

(5) Includes 2000 shares of Common Stock issuable upon exercise of a like number of options.

(6) Includes 5000 shares of Common Stock issuable upon exercise of a like number of options.

(7) Includes 10,000 shares of Common Stock issuable upon exercise of a like number of options. Also includes 10,000 shares of Common Stock underlying options which are not currently exercisable.

(8) Includes 2,500 shares of Common Stock issuable upon exercise of a like number of options. Also includes 2,500 shares of Common Stock underlying options which are not currently exercisable.

(9) Includes 5,000 shares of Common Stock issuable upon exercise of a like number of options. Also includes 5,000 shares of Common Stock underlying options which are not currently exercisable.

(10) Includes 75,000 shares of Common Stock issuable upon exercise of a like number of options.

(11) Includes 10,000 shares of Common Stock issuable upon exercise of a like number of options.

                              PLAN OF DISTRIBUTION

         The Shares may be sold or transferred for value by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest to the Selling Stockholders, in one or more transactions on the Nasdaq SmallCap Market, the Boston Stock Exchange (or any successor stock exchange), in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. The sale of the Shares of the Common Stock by the Selling Stockholders is subject to the prospectus delivery and other requirements of the Securities Act.

         Upon the Company's being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a secondary distribution, or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (a) the name of each of such Selling Stockholder and the participating broker-dealers, (b) the number of Shares involved, (c) the price at which such Shares are being sold, (d) the commissions paid or the discounts or concessions allowed to such broker-dealers, (e) where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in the Prospectus, as supplemented, and (f) other facts material to the transaction.

         In addition to any such number of Shares sold hereunder, a Selling Stockholder may, at the same time, sell any Common Shares, including the Shares, owned by him in compliance with all of the requirements of Rule 144 under the Securities Act, regardless of whether such shares are covered by this Prospectus.

         There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered hereby.

         The Company will pay all expenses in connection with this offering, other than commissions and discounts of underwriters, dealers or agents. All selling and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.


                                  LEGAL MATTERS

         The validity of the Common Shares offered hereby has been passed upon for the Company by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158.

                                     EXPERTS

         The financial statements of Surge Components, Inc. at November 30, 1997 and for each of the two years in the period ended November 30, 1997, appearing in the Company's Annual Report (Form 10-K) for the year ended November 30, 1997 have been audited by Seligson & Giannattasio, LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                  EXHIBIT INDEX


Exhibit No.                Description of Exhibit
-----------                ----------------------

4.1                        Amendment to the Surge Components, Inc. 1995 Stock
                           Option Plan.

5.1                        Opinion of Snow Becker Krauss P.C.

23.1                       Consent of Snow Becker Krauss P.C. (included in
                           Exhibit 5.1 hereto).

23.2                       Consent of Seligson & Giannattasio, LLP.

24.1 Powers of Attorney (included in the signature page of this Registration Statement).